Change in Independent Registered Accounting Firm

On March 9, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting ﬁrm of the Funds. The Audit Committee of the Board of Directors approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The reports of BBD on the ﬁnancial statements of the Funds as of and for the ﬁscal years ended December 31, 2021 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualiﬁed or modiﬁed as to uncertainties, audit scope or accounting principles.
During the years ended December 31, 2021 and December 31, 2022, and during the subsequent interim period through March 9, 2023: (i) there were no disagreements between the Funds and BBD on any matter of accounting principles or practices, ﬁnancial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the ﬁnancial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as deﬁned in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is ﬁled as an exhibit to Form N-CSR.

On March 17, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting ﬁrm for the ﬁscal year ending December 31, 2023.

During the ﬁscal years ended December 31, 2021 and December 31, 2022, and during the subsequent interim period through March 17, 2023, neither the Funds, nor anyone acting on its behalf, consulted with Cohen on behalf of the of Funds regarding the application of accounting principles to a speciﬁed transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ ﬁnancial statements, or any matter that was either: (i) the subject of a “disagreement,” as deﬁned in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as deﬁned in Item 304(a)(1)(v) of Regulation S-K.

August 31, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: U.S. Global Investors Funds
File no 811-01800

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of U.S. Government Securities Ultra-Short Bond Fund, Near-Term Tax Free Fund, Global Luxury Goods Fund, Global Resources Fund, World Precious Minerals Fund, Gold and Precious Metals Fund, Emerging Europe Fund, and China Region Fund (the “Funds”), each a series of U.S. Global Investors Funds, dated August 31, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP